Exhibit 10.4

MINERAL LEASE AGREEMENT

This, MINERAL LEASE AGREEMENT, hereinafter referred to as “Agreement,” made and entered into by and between Elementis Specialties, Inc, a Delaware corporation, with address of 31763 Mountain View Road Newberry Springs, CA 92365, hereinafter referred to as “Owner,” and Fort Cady California Corporation, a California corporation, with address of 5210 E. Williams Circle Suite 700, Tucson, AZ 85711, hereinafter referred to as “Lessee”, and their assigns and successors.

RECITALS

A. Owner represents that it is in possession of unpatented mining claims in Township 8 North, Range 5 East, SBBM, San Bernardino County, State of California, more particularly described as the “Property” in Exhibit “A” attached to this Agreement and incorporated herein by reference.

B. Lessee desires to obtain and Owner is willing to grant a mining lease of the Property upon the terms and conditions as set forth in this Agreement.

C. Lessee desires to examine the mineral potential of the Property and to develop a commercial mine thereon for the production of borate and lithium minerals.

D. Lessee and Owner both will separately operate mines with processing facilities to produce different types of end products respectively, on or in the vicinity of the Property and wish to arrange their interests, rights and obligations between them so as to insure harmony, mutual cooperation and regular communication, so that each of their respective operations can be conducted with the least interference or adverse effect on the other and with the understanding of the economic and environmental needs and sensitivities of the other.

NOW THEREFORE, in consideration of their mutual covenants and agreements herein, the parties hereby agree as follows:

1. Grant.

1.1.

Grant of Exploration and Mining Privilege. Owner hereby grants to Lessee, its successors and assigns, the exclusive right and privilege to enter upon the Property for the purposes of exploration, development, production, removal and sale of borate and lithium minerals whether in the dissolved or solid state, including the right of ingress and egress for personnel, machinery, equipment, supplies and products, and the right to use so much of the surface and non-potable water located thereon as may be reasonably needed for such purposes.

1.2.

Mineral Commodity Exceptions to Grant. Nothing in this Agreement grants the right to Lessee to produce from the Property for commercial sale any specialty clay product for an end use similar to or equivalent of those specialty clay products manufactured by the Owner from mineral materials from its adjacent mine. Lessee shall participate in Lessor’s cost of maintaining the main access road from Route 66 to the property in proportion to its use of the road during each year of the term hereof in relation to the use of Owner and a third party processing and shipping waste rock materials from Owner’s adjacent property, as invoiced by Owner with supporting documentation, but in no case shall Owner’s cost sharing exceed the average cost to Owner of maintaining the road for the two (2) years preceding such lease year.

1.3.

Grant of Mineral Rights. Subject to the rights of the United States therein, Owner hereby grants, leases and demises the Property, and warrants peaceable enjoyment of the Property pursuant to the warranties and limitations contained herein, unto Lessee, its successors and assigns, for the term and for the purposes hereinafter provided. The term “Property” as used herein includes all of the right, title and interest of Owner in the unpatented mining claims described in Exhibit “A” attached to this Agreement and incorporated herein by reference.

1.4.

Grant Purposes. The purposes of this Agreement are to grant to Lessee, its successors and assigns, the exclusive right to enter upon and occupy the Property for all purposes reasonably incident to exploring for, developing, mining by solution mining, and any other mining method, surface or subsurface, subject to Owner’s approval, reasonably exercised, extracting, milling, refining, stockpiling, storing, processing, removing and marketing therefrom all borate and lithium minerals, and the products thereof (including intermediate products) and materials, subject to the exceptions of this Agreement, and the right to place, construct, maintain, use and thereafter remove such structures, facilities, equipment, roadways, haulageways, utility lines, reservoirs and waterways, and other improvements as may be necessary, useful or convenient for the full enjoyment of all of the rights granted under this Agreement. Lessee, its successors and assigns, shall have sole and exclusive custody, possession, ownership and control of all borate and lithium ore, waste rock, brines, drill core and other borate and lithium mineral substances extracted or removed from the Property, and may sell or otherwise dispose thereof, subject to a first preference right of purchase for certain mineral materials granted to Owner herein.

1.5.

Water Rights. Lessee shall have the right, subject to the regulations and laws of the State of California concerning the appropriation and taking of water, to drill wells for the water on the Property, and may lay and maintain all necessary water lines as may be required by Lessee in its operations on the claims; provided, however, that all such wells shall be constructed in compliance with the regulations of the State of California, will be used solely for mineral processing at facilities owned or controlled by the Lessee on the Property, and will not interfere with the mining and processing operations of Owner. At the sole discretion of the Owner, any water wells installed by Lessee on the Property shall, on the cancellation or termination of this Agreement, become the property of Owner. In the event of assignment of such wells by Lessee to Owner, Lessee will cease to have any rights or liability for the wells and water rights.

1.6.

Ingress and Egress. Lessee is granted ingress to and egress from the Property across land controlled by Owner outside of the Property provided such access is coordinated with Owner so as not to adversely impact Owner’s current or future mining and processing operations. With the same limitations, Owner is granted ingress and egress to other properties through all lands controlled by Lessee in the vicinity of the Property.

1.7.

Owner’s Preference Right to Purchase By-Product Mineral Materials. Owner is granted the right to purchase from Lessee in preference to all other bidders, any mineral materials produced as a by-product or waste rock of Lessee’s borate and lithium mining operations on the Property.

1.8.

Lessee’s Preference Right to Lease Other Ores and Minerals. Upon establishing to the satisfaction of Owner that commercially valuable deposits of other ores and minerals are present in the Property, Lessee shall have a preference right to lease from Owner such ores and minerals on terms proposed by Lessee and accepted by Owner.

2. Limitation.

The performance by Lessee of its duties and obligations under this Agreement shall not bind and obligate either party to perform any additional services nor to invest any funds of any nature whatsoever in the exploration of, development or delineation of the Property. Lessee may explore, conduct geological and geophysical investigations, map, drill or otherwise seek, in the manner and to the extent that Lessee, in its sole discretion, deems advisable, to locate, develop and mine borate and lithium minerals in commercial quantities in and upon the Property. Only the express duties and obligations provided under this Agreement shall be binding upon Lessee, and Lessee shall have no duties or obligations, implied or otherwise, to explore for, develop, and/or mine mineral ores within the Property, it being understood that the payments described herein are in lieu of any such implied duties or obligations.

3. Relationship of the Parties.

Nothing contained herein shall be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any money, property, interest or right offered to it outside the Property.

4. Duration.

For purposes of this Agreement, the effective date shall be October 1, 2011. The initial term of this Agreement shall be ten (10) years and for so long thereafter as borate and/or lithium minerals are produced from the Property, or until sooner terminated, extended or canceled as hereinafter provided. While this Agreement is in effect, each successive one (1) year period commencing with the effective date and each annual anniversary date thereof shall be deemed a lease year.

5. Royalty Payments

5.1.	Advance Minimum Royalty Payments. Lessee shall pay to Owner, Annual Advance Minimum Royalty Payments in the amounts and on or before the dates described below:

Date of Payment	Amount
Upon contract Effective Date	$50,000.00
I st anniversary, 2012	$50,000.00
The Anniversary Date, each year of lease thereafter	$75,000.00

the above payments may be recouped by Lessee by crediting Advance Minimum Royalty Payments against production royalty payments due the same calendar year in which the minimum royalty payments were paid.

After the third Anniversary Date, and after each Anniversary Date thereafter, Advance Minimum Royalty Payments shall be adjusted to proportionally reflect any net increase or decrease in the Producer Price Index for Mining and Quarrying of Non-Metallic Minerals, Except Fuels, Not Seasonably Adjusted, since the Effective Date and each proceeding Anniversary Date as applicable.

5.2.

Production Royalty. When the Property and/or adjacent lands controlled by Lessee are placed into commercial production, Lessee agrees to pay to Owner a royalty of three percent (3.0%) of the Net Returns from all ores, minerals, or other products produced from the Property and/or such adjacent lands and sold or processed by Lessee (or deemed sold under Paragraph 10.1 below), less Allowable Deductions as follows:

(a)	Sales, severance, and other similar taxes;

(b)	Charges for and taxes on transportation from the Property;

(c)	Insurance and security costs and charges;

(d)	Marketing costs and commissions; and

(e)

Royalties paid by Lessee to others on production from adjacent lands, excluding any minimum royalty exceeding actual production royalty, to the extent of only the royalty due Owner hereunder for production of ores, minerals, or other products produced from such adjacent lands.

For ores, minerals or other products deemed to be sold, Allowable Deductions shall include amounts representing the items enumerated above to the extent that they would have been borne by Lessee had such ores, minerals or other products actually been sold.

For purposes of calculating royalty due Owner hereunder, Net Returns shall not include the cost to Lessee of any Specialty Value Added borate products included in the borate materials produced and sold by Lessee from the Property.

Payments of the Royalty shall be made within sixty (60) days after the end of each calendar quarter for which the Royalty is determined to be payable.

At the time of making such payment, Lessee shall deliver to Owner a statement showing the amount of royalty due and the manner in which it was determined and shall submit to Owner data reasonably necessary to enable Owner to verify the determination.

5.3.

Audit. After the Property is placed into commercial production as defined herein below, Owner or its authorized agents shall have a right to audit and inspect Lessee’s accounts and records used in calculating payments to Owner hereunder, which right may be exercised as to each payment at any reasonable time during a period of one (1) year from the date on which the payment was made by Lessee. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct.

5.4.

Termination by Owner. After the first eight (8) years of the term, Owner may elect to terminate this Agreement on one hundred eight (180) days’ written notice to Lessee if during any two (2) successive years of the term thereafter, production only equals or is less than the advance minimum royalty, in which event Lessee may remove its equipment as provided in Paragraph 22 below.

6. Definitions.

The following defined term, wherever used in this Agreement, shall have the meaning as set forth below:

6.1.

Commercial Production. For the purposes of this Agreement, the Property shall come into commercial production on the date upon which borate and/or lithium minerals mined from the Property is first delivered to a purchaser on a commercial basis or on the date upon which concentrates or other products derived therefrom are first delivered to a purchaser on a commercial basis, whichever date is earlier, it being agreed that deliveries of such ores, concentrates or other products resulting from pilot or test operations shall not be considered as deliveries on a commercial basis for the purposes of this paragraph. Lessee shall deliver to Owner notice indicating said date as soon as practicable after the occurrence thereof.

7. Compliance with the Law.

All work performed by Lessee during the term of this Agreement shall conform with the applicable laws and regulations of the State of California and the United States of America. Lessee shall be fully responsible for compliance with all applicable Federal, State and Local environmental quality and reclamation statutes, regulations and ordinances relating to such work, all at Lessee’s cost, and Lessee shall indemnify and hold harmless Owner from any and all claims, assessments, fines and actions arising from Lessee failure to perform its obligations hereunder.

8. Mining Practices; Inspection of Data; Reports.

8.1.

Mining Practices. Lessee shall work the Property in a miner-like fashion and manner consistent with safe and economical mining and with due regard to the development and preservation thereof as workable mining properties.

8.2.

Inspection of Data. Owner shall have the right to examine non-interpretive factual data in the possession of Lessee during reasonable business hours with prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner such that inspection does not interfere with the operations of Lessee.

9. Cross-Mining.

Lessee is hereby granted the right to mine and remove ore, product and materials from the Property through or by means of shafts, openings or pits which may be made in or upon adjoining or nearby property owned or controlled by Lessee. Lessee may use the Property and any shafts, openings and pits therein for the mining, removal, treatment and transportation of ores and materials from adjoining or nearby property, or for any purpose connected therewith. The operations of Lessee on the Property and Lessee’s operations on other lands may be conducted upon the Property and upon any and all such other lands as a single mining operation, to the same extent as if all such properties constituted a single tract of land.

10. Stockpiling Ore and Waste Rock.

10.1.

Stockpiling on Other Lands. Lessee shall have the right, at any time during the term hereof, to stockpile any borate and lithium minerals or product mined or produced from the Property at such place or places as Lessee may elect, without the obligation to remove or return the same, either upon the Property or upon any other lands owned or controlled by Lessee or its successors and assigns. The rights and liens of Owner in and to any such ore or product stockpiled on other lands shall not be divested by the removal thereof from the Property, but shall be the same in all respects as though such materials had been stockpiled on the Property. The stockpiling of ore or product from the Property on other lands shall not be deemed a removal or shipment thereof requiring payment in respect of Owner’s interest except as provided below. The financial covenants described in this Agreement shall apply to ore and product from the Property stockpiled on other lands. However, stockpiles of borate and lithium minerals or product mined or produced from the Property and stockpiled for more than six (6) months off the Property shall be deemed sold and subject to production royalty herein at a price equivalent to the average prices received by Lessee during such six month period.

10.2.

Stockpiling on the Property. Lessee shall have the right, at any time during the term hereof, to stockpile on the Property, without the obligation to remove or return the same, any borate or lithium minerals mined or produced by Lessee or its affiliated companies from other lands mined in conjunction with mining on the Property as provided in Section 9, above. Owner agrees to recognize the rights and interests of others in such ores and materials stockpiled on the Property and to permit the removal thereof by Lessee at any time during the term of this Agreement, or by the owners thereof, for a reasonable time after termination of this Agreement, all without liability or expense to Owner.

10.3.	Waste. Waste rock, overburden, surface stripping and other materials from the Property may be deposited on or off the Property as environmental permits allow.

11. Treatment.

Lessee shall have the right, but shall not be required, to beneficiate, concentrate, refine and otherwise treat, in any manner, any ore, product and materials mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at a plant or plants established or maintained on the Property or on other lands. Such treatment shall be conducted in a careful and workmanlike manner. The tailings and residue from such treatment shall be deemed Waste and may be deposited on the Property or on other lands, without Lessee’s obligation to remove the same, as permits allow. Treatment methods shall be employed if necessary, to control and contain sources of airborne gypsum and other contaminants which may be detrimental to Owner’s adjoining operations.

12. Scope of Agreement.

This Agreement shall extend to and include only the Property and other lands as described in this Agreement.

13. Liens and Notices of Non-Responsibility.

Except as otherwise agreed in writing, Owner and Lessee agree to keep the Property at all times free and clear of liens for materials furnished and labor done or work performed upon the Property at the request of or for the benefit of Lessee, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Property before such indebtedness and liabilities shall become a lien, charge, or encumbrance; provided, however, that Lessee need not discharge or release any such lien, charge or encumbrance; so long as Lessee is contesting the same. Nothing stated herein shall prohibit Lessee from pledging its interest in this Agreement as security for any indebtedness of Lessee incurred for the purpose of the exploration, development or mining of the Property. Owner may post upon the Property and keep posted thereon in a conspicuous place a notice of non-responsibility which will be prepared by Owner; and Lessee will, in the event such notice is destroyed or removed, upon finding same, notify Owner. The parties agree that Owner shall be informed immediately of the execution of this Agreement by Lessee in order that Owner can properly and timely record a notice of non-responsibility in the office of the county recorder of the county in which the Property are located. Nothing herein shall be construed to prevent Lessee from assigning, pledging, encumbering or otherwise transferring its interest in this Agreement or the Property for the purpose of acquiring financing for its activities or operations on the Property, which assignment, pledge, encumbrance or transfer are expressly authorized hereunder.

14. Taxes.

14.1.

Taxes. Lessee shall pay all taxes levied against the Property during the term of this Agreement. Taxes for the tax years during which this Agreement begins and ends shall be prorated between the Lessee and Owner.

14.2.

Personal Property Taxes. Nothing in the foregoing shall be construed to obligate Owner to pay such portion of any tax as is based upon the value of improvements, structures or personal property made, placed or used on any part or parts of the Property by or for Lessee other than Owner. If Owner receives tax bills or claims which are the responsibility of Lessee hereunder, the same shall be promptly forwarded to Lessee for appropriate action, and if any of the same are not received by Lessee at least ten (10) business days before payment called for thereunder is due, Lessee shall not be responsible for any interest, penalty, charge, expense, or other liability arising by reason of late payment of such payment, the Owner hereby indemnifying and saving harmless Lessee from all of the same that may be incurred by Lessee from time to time.

14.3.	Income or Similar Taxes. Lessee shall not be liable for any taxes levied on or measured by income, or other taxes applicable to Owner, based upon payments under this Agreement.

15. Insurance, Indemnity and Release of Liability.

15.1.

Insurance. Lessee shall procure, and at all times during the performance of this Agreement, maintain in full force and effect such all-risk insurance as maybe appropriate, but in amounts not less than Five Million Dollars ($5,000,000.00) per person and Five Million Dollars ($5,000,000.00) per accident for all bodily injury claims, and not less than Two Million Dollars ($2,000,000.00) for property damage claims, (including the adjacent property of Owner) as well as coverage for all liability of Lessee assumed hereunder, and to comply with all workmen’s compensation and other insurance required by law, provided that a blanket type insurance policy carried by Lessee shall satisfy Lessee’s obligations under this provision. All such insurance shall be maintained by Lessee at its own expense throughout the duration of this Agreement. Lessee shall furnish to Owner evidence that such insurance is being maintained.

15.2.

Indemnity. Lessee shall forever indemnify and save harmless Owner, its successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages (including, but not limited to, attorneys’, engineering and expert witness fees), in any way arising out of Lessee’s occupation and use of the Property, or its operations thereon or therein, including any claims or actions brought by Lessee’s employees, agents or contractors alleged to be attributable to any condition on the Property. Owner shall forever indemnify and save harmless Lessee, its successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages in any way arising from Owner’s occupation and use of the Property, or its operations thereon or therein, before the Effective Date and after the termination date. Lessee shall be liable for damage to or loss of Owner’s adjacent property and operations thereon arising out of or in any manner connected with the operations and activities of Lessee, its agents, employees and contractors on the leased Property.

15.3.

Release of Liability. Lessee assumes all risk of harm to, and hereby indemnifies, holds harmless, and releases Owner from, any damage to or interference with Lessee’s property and operations on the leased Property, including claims of third parties, alleged to be due to Owner’s operations and activities on Owner’s adjacent property, including, without limitation, due to earth shaking and fugitive dust.

16. Title Information and Data.

Lessee may at any time cause a title search to be done covering all or any part of the Property. Owner forthwith shall obtain and deliver to Lessee copies of all title documents affecting the Property which Owner has in its possession or available to it, including copies of any plats and field notes of surveys of the Property. Owner agrees to make available to Lessee for copying, any exploration data, assays, logs, maps, geological, geochemical and geophysical surveys, drill cuttings, drill core and reports relevant to the Property that Owner may have in its possession.

17. Representation of Title.

Owner represents and warrants that the mining claims defined in Exhibit “A” of this Agreement are in good standing and that Owner owns the entire title to the Property and that no other party other than the Federal Government has any right, title or interest therein; that Owner has good right and full power to convey the effective interest described herein; that the Property is free and clear of all encumbrances; and that Owner shall not commit any act or acts which will encumber or cause a lien to be placed on the Property, or which might hinder or impair the rights or ability of Lessee to exercise its rights hereunder, except subject and subordinate to the terms of this Agreement. That (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly and timely recorded and filed with appropriate governmental agencies; (iv) all maintenance payments required to hold the unpatented mining claims through the assessment year ending August 31, 2010 has been timely and properly paid to the appropriate Bureau of Land Management Office; and (v) all notices of annual maintenance fee payment or other forms required to maintain the unpatented mining claims in good standing for the 2010 assessment year have been properly and timely recorded and filed with the appropriate governmental agencies as required by California law and Federal regulation.

18. Annual Claims Maintenance Fees and Filings.

The Annual Rental Assessment Fee or sometimes referred to as an Annual Maintenance Fee required by Federal Law shall be paid by Owner prior to September 1 of each lease year, or as otherwise required by law, and an Affidavit recorded with San Bernardino County and filed with the U.S. Bureau of Land Management (BLM) while this Agreement is in effect. Owner shall deliver copies of such recording and filing to Lessee, and Lessee shall reimburse Owner for all fees incurred by Owner for such recording and filing within thirty (30) days after receipt of invoice.

19. Location, Amendment and Relocation of Claim.

Lessee shall have the right to amend or relocate with the consent of and in the name of Owner any of the unpatented mining claims subject to this Agreement which Lessee deems advisable to so amend or relocate.

20. Warranties and Representations.

20.1.	Each of the parties warrants and represents to the other as follows:

20.1.1.

Compliance with Laws. That each party has complied with all applicable laws and regulations of any governmental body, Federal, state or local regarding the terms of this Agreement and the performance thereof.

20.1.2.	No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect the ability of the parties to perform the terms of this Agreement.

20.1.3.

Authority. That each party has the full right, title and authority to enter into this Agreement and to perform the same in accordance with the terms hereof, and neither this Agreement, nor the performance thereof violates, or constitutes a default under the provisions of, any other agreement to which such party is a party or to which it is bound.

20.1.4.

Costs. Each of the parties shall pay its costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

20.1.5.

Noninterference. Each of the parties covenants that it will not do or permit to be done any act which would or might hinder or impair the rights of the other party to exercise any right granted under this Agreement.

20.2.

Owner’s Warranties and Representations. Owner warrants and represents that the consummation of this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, or any other agreement, instrument or arrangement to which Owner is party. So long as Lessee is not in default under this Agreement, on written request from Lessee, Owner will execute and deliver to Lessee an estoppel certificate, in form acceptable to Lessee, whereby Owner confirms that the Agreement is in full force and effect and that there are no defaults by Owner or Lessee under the Agreement.

21. Cancellation:

21.1.

Cancellation by Owner. In the event of any default or failure by Lessee to comply with any of the covenants, terms or conditions of this Agreement, Owner shall be required to give Lessee written notice of the default, specifying details of the same. If such default is not remedied within ninety (90) days after receipt of said notice, provided the same can reasonably be done within that time, or, if not, if Lessee has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, then this Agreement shall be deemed canceled and terminated effective on the ninetieth (90th) day after the Lessee’s receipt of said notice. In the case of Lessee’s failure to pay the minimum payments due hereunder, Owner shall be required to give Lessee written notice of the default, and if such default is not remedied within sixty (60) days after the receipt of said notice, then this Agreement shall be deemed canceled and terminated effective on the sixtieth (60th) day after Lessee’s receipt of said notice. No such cancellation, however, shall be based on a default hereunder or on a failure to remedy the same, when resulting from any cause beyond the reasonable control of Lessee, including, without limitation, the force majeure provisions herein.

21.2.

Cancellation by Lessee. Lessee may at any time cancel on at least thirty (30) days written notice to Owner this Agreement subject to all accrued obligations of Lessee hereunder, by giving written notice to Owner and tendering to Owner a written release thereof in proper form for recording. Lessee may record a duplicate of said release in the same office where the hereinafter mentioned memorandum agreement is recorded.

22. Removal of Equipment.

Lessee shall have, and it is hereby given and granted, one hundred twenty (120) days after termination of this Agreement, to remove from the Property all buildings, structures, warehouse stock, merchandise, materials, tools, hoists, compressors, engines, motors, pumps, transformers, electrical accessories, metal or wooden tanks, pipes and connections, mine cages, and any and all other machinery, trade fixtures and equipment, erected or placed in or upon the Property by it, together with all ore broken in stopes or workings, except mine supports and timber in place and permanent improvements. Lessee shall leave the Property in full compliance with all federal, state and local requirements regarding the Property, and in a clean and orderly condition. Lessee shall cause a reputable consulting organization to conduct a Phase I environmental survey of the Property and provide a copy to Owner, which demonstrates that there are no residual environmental issues as a result of Lessee’s operations, and that all environmental issues have been remediated.

23. Data.

Upon termination of this Agreement and upon timely request by Owner, Lessee will provide a copy of all drilling logs, assays, maps and other non-interpretive factual data which Lessee has prepared in connection with its exploration and development of the Property under this Agreement. If Owner requests delivery of such data within thirty (30) days after termination of this Agreement, Lessee agrees that it will within thirty (30) days after such request deliver to Owner a copy of all drilling logs, maps and other non-interpretive factual data concerning the Property which Lessee has prepared including any drill core, cuttings, or other such materials previously provided to Lessee by the Owner. If Owner does not timely request such data, Lessee shall have no responsibility to deliver the same to Owner. Lessee shall have no liability on account of any such information received or acted on by Owner or any other party to whom Owner delivers such information.

24. Confidentiality.

The data and information, including the terms of this Agreement, coming into the possession of Owner by virtue of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Owner agrees with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform Lessee of the content of the announcement or disclosure in advance of its intention to make such announcement or disclosure in sufficient time to permit Lessee to jointly or simultaneously make a similar public announcement or disclosure if Lessee so desires, provided, however, that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the party to which such conveyance or assignment is anticipated or with whom such negotiations for loans are undertaken, upon obtaining from such party an agreement to hold confidential any information so furnished. Nothing herein shall limit or restrict the right of Lessee to provide, deliver or release to parent companies, subsidiary companies, related companies, affiliated companies with a common parent, and/or co-venturers the data and information, including the terms of this Agreement, coming into the possession of Lessee by virtue of this Agreement.

25. Force Majeure.

The respective obligations of either party, shall be suspended during the time and to the extent that such party is prevented from complying therewith, in whole or in part, by war or war conditions, actual or potential, earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, of any lawful authority, act of God, act of public enemy, delays in transportation, governmental regulation, environmental restrictions, permit or license applications and approvals, or other cause of the same or other character beyond the reasonable control of such party.

26. Disputes Not to Interrupt Operations.

Disputes or differences between the parties hereto shall not interrupt performance of this Agreement or the continuation of operations hereunder. In the event of any dispute or difference, operations may be continued, and settlements and payments may be made hereunder in the same manner as prior to such dispute or difference. In case of any dispute between the parties arising under this Agreement which cannot be settled between the parties, the same shall be submitted to the American Arbitration Association in accordance with the laws of the state in which the Property is located and the Rules of the American Arbitration Association, and the cost thereof shall be paid by Owner and Lessee in equal shares.

27. Memorandum Agreement.

Upon execution of this Agreement, the parties shall execute and cause to be delivered a short form of this Agreement which shall be recorded in the office of the recorder of each county wherein all or part of the Property is located. The execution and recording of the memorandum of agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interest or obligations of the parties hereto.

28. Notices.

Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the proper party at the following address or such address as the party shall have designated to the other parties in accordance with this section. Notices so given shall be deemed to have been received by the addressee five (5) days from the date of mailing. Any notice required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if personally delivered to the proper party or if sent by telex, telegraph or other wire service and actually received by such party, and such notice shall be effective upon the date of receipt by such party.

If to Owner:

With copy to:

Hector Operations Manager

Elementis Specialties, Inc.

31763 Mountain View Rd.

Newberry Springs, CA 92365

If to Lessee:

General Counsel

Elementis Worldwide, Inc.

329 Wyckoffs Mill Road

Hightstown, NJ 08520

President

Fort Cady California Corporation

5210 E. Williams Circle #700

Tucson, AZ 85711

29. Binding Effect of Obligations.

This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, and their heirs, personal representatives, successors and assigns

30. Whole Agreement.

The parties hereto agree that the whole agreement between them is written herein and in a memorandum agreement of even date herewith which is intended to be recorded, and that this Agreement shall constitute the entire contract between the parties. There are no terms or conditions, express or implied, other than herein stated. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

31. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of California.

32. Multiple Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

33. Other Interests.

Owner hereby represents that Lessee has not induced or caused Owner to terminate any previous license, lease agreement, or otherwise, for the Property subject to this Agreement, and/or to discontinue or interfere with a business relationship with any such licensee for Lessee, or otherwise. Owner agrees to indemnify and defend Lessee against any and all claims, demands or suits for damages or injunctive relief which may be brought against Lessee, incident to, arising out of, in connection with or resulting from any such termination and/or discontinuance of a business relationship.

34. Severability.

If any part, term or provision of this Agreement is held by the courts to be illegal or in conflict with any law of the United States or the State of Montana the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

35. Assignment.

Lessee or Owner shall be at liberty, in its sole and uncontrolled discretion, to sell, dispose of or deal with this Agreement or any portion of its interest herein on such terms and conditions and by way of lease, farm-in, joint venture, option or otherwise and for such consideration as it shall see fit. If by Lessee, any such sale, disposition or deal regarding this Agreement shall be subject to the right of the Owner to be paid the payments, it being agreed that the obligation to pay the payments may be assigned in whole or in part by Lessee to the extent that Lessee sells, disposes of, or deals with this Agreement and its rights therein, and upon such sale or disposition by Lessee, the obligation to pay the payments shall become the obligation of the transferee, and with Owner’s consent, not Lessee, to the extent that Lessee sells, disposes of, or deals with this Agreement or its rights therein.

36. Attorney’s Fees.

If either party brings any action or proceeding to enforce, protect, or establish any right or remedy, the prevailing party shall be entitled to recover reasonable attorneys’ fees. Arbitration is an action or proceeding for the purpose of this provision.

37. Arbitration.

Either party may require the arbitration of any matter arising under or in connection with this Agreement.

37.1.

Arbitration is initiated and required by g1vmg notice specifying the matter to be arbitrated. If action is already pending on any matter concerning which the notice is given, the notice is ineffective unless given before the expiration of thirty (30) days after service of process on the person giving the notice.

37.2.

Except as provided to the contrary in these provisions on arbitration, the arbitration shall be conformity with and subject to applicable rules and procedures of the American Arbitration Association. If the American Arbitration Association is not then in existence or for any reason fails or refuses to act, the arbitration shall be in conformity with the subject to provisions of the California Code of Civil Procedure relating to arbitration as they stand amended at the time of the notice.

37.3.

The arbitrators shall be bound by this Agreement. Pleadings in any action pending on the same matter shall, if the arbitration is required or consented to, be deemed amended to limit the issues to those contemplated by the rules prescribed above. Each party shall pay half of the cost of arbitration including arbitrators’ fees. Attorneys’ fee shall be awarded as separately provided in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the date set forth in Paragraph 4 above.

Owner:		Lessee:

Elementis Specialties, Inc.		Fort Cady California Corporation

/s/ C. Gregory McClatchy		/s/ Harold Roy Shipes
By:	C. Gregory McClatchy	By:	Harold Roy Shipes
Its:	President		Its: President